EXHIBIT 4.2
CERTIFICATE OF DESIGNATION OF
SERIES A-1 PREFERRED STOCK
OF

ALLION HEALTHCARE, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Allion Healthcare, Inc. (the “ Corporation ”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “ General Corporation Law ”), hereby certifies that, pursuant to (i) the authority conferred upon the board of directors (the “ Board of Directors ”) by the Certificate of Incorporation of the Corporation (the “ Certificate of Incorporation ”) and (ii) the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted a resolution on March 13, 2008, which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby create a series of the presently authorized shares of Preferred Stock of the Corporation.  The shares of such series shall be designated “ Series A-1 Preferred Stock ” and shall have a par value of $0.001 per share.  The designations, preferences and other rights of Series A-1 Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

1.         Designation and Number .  A series of Preferred Stock of the Corporation, designated “ Series A-1 Preferred Stock ,” is hereby established.  The number of shares of Series A-1 Preferred Stock authorized shall be Ten Million (10,000,000).

2.         Dividend Provisions .

(a)                The holders of shares of Series A-1 Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, at a rate per share of 18% per annum of the Original Issue Price (as defined in Section 3(a) below); provided, however, that no dividends shall be paid, whether accrued or not accrued, in the event that the Series A-1 Preferred Stock converts into shares of the Corporation’s $0.001 par value Common Stock (“ Common Stock ”).  Subject to the foregoing, dividends shall accrue until a Liquidation Event (as defined below).  The Corporation shall not be obligated to pay holders of Series A-1 Preferred Stock any interest or sum of money in lieu of interest on any dividend accrued but not yet paid to the holders of Series A-1 Preferred Stock.

(b)               No dividends (other than, subject to Section 7 of this Certificate of Designation, those payable solely in the Common Stock of the Corporation) shall be paid on any shares of Common Stock of the Corporation (or junior series of preferred stock, if any) during any fiscal year of the Corporation until dividends on the Series A-1 Preferred Stock shall have been paid during that fiscal year and any prior years in which dividends have accrued but remain unpaid.  Following any such payment or declaration, the holders of any shares of Common Stock shall be entitled to receive dividends, payable out of funds legally available therefore, when, as and if declared by the Board of Directors, subject to the provisions of Section 7 this Certificate of Designation.

3.         Liquidation Preference .

(a)                In the event of any Liquidation Event (as defined in Section 3(c) below), either voluntary or involuntary, the holders of each share of Series A-1 Preferred Stock shall be entitled to receive prior and in preference to any distribution of the proceeds of such Liquidation Event (the “ Proceeds ”) to the holders of Common Stock (or junior series of preferred stock, if any) by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of the applicable Original Issue Price (as defined below) for such shares of Series A-1 Preferred Stock, plus accrued but unpaid dividends on such shares, or (ii) the sum of the amount that would be payable for such shares of Series A-1 Preferred Stock as if such holder’s shares of Series A-1  Preferred Stock had been converted to Common Stock immediately prior to the Liquidation Event.  If, upon a distribution pursuant to subsection (a)(i), the Proceeds thus distributed among the holders of the Series A-1 Preferred Stock shall be insufficient to permit payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed equally and ratably among the holders of the Series A-1  Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under subsection (a)(i).  “ Original Issue Price ” shall mean $5.50 per share for each share of the Series A-1 Preferred Stock (as adjusted equitably for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b)               Upon completion of the distribution described in subsection (a)(i) of this Section 3, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)                (i)         A “ Liquidation Event ” shall include a transaction or series of related transactions that result in (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (B) the consummation of a merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the sale or transfer in one or in a series of related transactions of 50% or more of the capital stock of the Corporation to any holder or group of related holders, excluding the transactions pursuant to which this Series A-1 Preferred Stock is issued, or (D) the liquidation, dissolution or winding up of the Corporation.  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least fifty-one percent (51%) of the outstanding Series A-1 Preferred Stock.

(ii)        Upon any Liquidation Event, if the Proceeds include items other than cash, the value of such items will be their fair market value as determined in good faith by a nationally recognized appraisal firm selected by the holders of a majority of the outstanding shares of Series A-1  Preferred Stock and reasonably acceptable to the Board of Directors of the Corporation (the fees paid to such appraisal firm shall be borne by the Corporation), provided that any securities shall be valued as follows:

(A)       If traded on a securities exchange or through the Nasdaq National Market or another national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading-day period ending one (1) trading day prior to the closing of the Liquidation Event;

(B)       If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) trading-day period ending one (1) trading day prior to the closing of the Liquidation Event;

(C)       If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by a nationally-recognized appraisal firm selected by the holders of a majority of the outstanding shares of Series A-1 Preferred Stock and reasonably acceptable to the Board of Directors of the Corporation (the fees paid to such appraisal firm shall be borne by the Corporation); and

(D)       The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superceded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)       The Corporation shall give each holder of record of Series A-1 Preferred Stock written notice of such impending Liquidation Event not later than thirty (30) days prior to the stockholders’ meeting called to approve such transaction, or thirty (30) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders reasonable notice of any material changes.  The transaction shall in no event take place sooner than thirty (30) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Series A-1  Preferred Stock that represent at least fifty-one percent (51%) of the outstanding shares of such Series A-1 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

4.         Redemption .  The shares of Series A-1 Preferred Stock shall not be redeemable.

5.         Conversion .  The Series A-1 Preferred Stock shall convert in accordance with the provisions of this Section 5.

(a)                Conversion Ratio .  Each share of Series A-1 Preferred Stock shall convert on the Stockholder Approval Date (as defined below) into such number of duly and validly issued, fully paid and nonassessable shares of Common Stock as is determined by the Conversion Ratio (as defined below) applicable on the Stockholder Approval Date.   “ Conversion Ratio ” means one (1) share of Common Stock for one (1) share of Series A-1 Preferred Stock, or as such Conversion Ratio may be adjusted in accordance with the provisions of this Section 5.  “ Stockholder Approval Date ” means the date of approval by the holders of Common Stock of the conversion set forth herein, and such approval shall be in accordance with applicable law and the rules and regulations of any securities exchange on which the Common Stock of the Corporation is then listed.

(b)               Automatic Conversion .  All shares of Series A-1 Preferred Stock shall automatically convert into shares of Common Stock on the Stockholder Approval Date at the applicable Conversion Ratio (the “ Automatic Conversion ”).  Upon the Automatic Conversion, any holder of Series A-1 Preferred Stock shall thereafter surrender its certificate(s) representing shares of Series A-1 Preferred Stock at the principal executive office of the Corporation and the Corporation shall promptly issue a new certificate for the number of shares of Common Stock to which such holder is entitled.  Failure of any holder to effect the exchange of its certificate representing shares of Series A-1 Preferred Stock for a certificate representing shares of Common Stock shall not affect the Automatic Conversion of such holder’s shares of Series A-1 Preferred Stock into shares of Common Stock.

(c)                Conversion Ratio Adjustments of Series A-1 Preferred Stock for Certain Splits and Combinations .  The Conversion Ratio of the Series A-1 Preferred Stock shall be subject to adjustment from time to time as follows:

(i)         In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “ Common Stock Equivalents ”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A-1 Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)        If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(d)               Other Distributions .  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(c)(i), then, in each such case for the purpose of this subsection 5(d), the holders of Series A-1  Preferred Stock shall be entitled upon conversion thereof to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e)                Recapitalizations .  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or in Section 3), provision shall be made so that the holders of the Series A-1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A-1 Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A-1 Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Ratio then in effect) shall be applicable after that event as nearly equivalently as may be practicable.

(f)                 No Impairment .  The Corporation will not by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be reasonably appropriate in order to protect the rights of the holders of the Series A-1 Preferred Stock under this Section 5 against impairment.

(g)                No Fractional Shares; Certificate as to Adjustments .

(i)           No fractional shares shall be issued upon the conversion of any share or shares of the Series A-1 Preferred Stock, and the aggregate number of shares of Common Stock to be issued upon such conversion to particular stockholders shall be rounded down to the nearest whole share.  The Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)          Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of Series A-1 Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Ratio for such series of Series A-1  Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that on the date of such certificate would be received upon the conversion of a share of Series A-1 Preferred Stock.

(h)                Notices of Record Date .  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A-1 Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)                  Reservation of Stock Issuable Upon Conversion .  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1 Preferred Stock.

(j)                 Notices .  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

6.         Voting Rights .  Except as required by law or as set forth herein, the holders of Series A-1 Preferred Stock shall have no voting rights.

7.         Protective Provisions .  The Corporation shall not (by amendment, merger, consolidation or otherwise and either directly or through a subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A-1 Preferred Stock:

(a)                alter or change the rights, preferences or privileges of the shares of Series A-1  Preferred Stock;

(b)               increase or decrease (other than by conversion) the total number of authorized or issued shares of Series A-1 Preferred Stock;

(c)                authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or on parity with the Series A-1 Preferred Stock with respect to dividends or liquidation;

(d)               amend the Corporation’s Certificate of Incorporation or Bylaws in a manner that is detrimental to the rights of the holders of Series A-1 Preferred Stock;

(e)                redeem, purchase or otherwise acquire any shares of Common Stock or any series of preferred stock other than the Series A-1 Preferred Stock, if any;

(f)                 declare, make or pay any distribution or dividend with respect to the Common Stock or any series of preferred stock other than the Series A-1 Preferred Stock, if any; or

(g)                enter into any agreement or commitment or otherwise become bound or obligated to do or perform any of the foregoing actions.

8.         Status of Converted Stock .  Any shares of Series A-1 Preferred Stock that shall at any time have been converted shall resume the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

[Signatures on Following Page]

IN WITNESS WHEREOF, Allion Healthcare, Inc. has caused this Certificate of Designation of Series A-1 Preferred Stock to be signed by Michael P. Moran, its Chief Executive Officer, this 4th day of April, 2008.

                                ALLION HEALTHCARE, INC.

                           By: /s/ Michael P. Moran

                                       Michael P. Moran

                                       Chief Executive Officer